ARTICLES OF MERGER

OF

Emerald Oil, Inc.

(a Montana corporation)

INTO

Emerald Oil, Inc.

(a Delaware corporation)

Pursuant to Section 35-1-816 of the Montana Code Annotated (the “Code”), Emerald Oil, Inc., a Montana corporation (“Acquired Corporation”), and Emerald Oil, Inc., a Delaware corporation (“Surviving Corporation”), adopt the following Articles of Merger (these “Articles”) for the purpose of merging Acquired Corporation with and into Surviving Corporation:

ARTICLE I

Acquired Corporation is incorporated under the laws of the State of Montana, which permit the merger specified in these Articles. Surviving Corporation is incorporated under the laws of the State of Delaware, which also permit the merger specified in these Articles. Following the merger, Surviving Corporation will be governed under the laws of the State of Delaware.

ARTICLE II

The Agreement and Plan of Merger (the “Plan”) that has been approved by the Acquired Corporation and Surviving Corporation is set forth on the attached Exhibit A and incorporated by reference into these Articles as if fully set forth herein.

ARTICLE III

The executed Plan is on file at the principal offices of Surviving Corporation located at 1600 Broadway, Suite 1360, Denver, CO 80202.

ARTICLE IV

A copy of the Plan will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of Acquired Corporation or Surviving Corporation upon written request to the Secretary of Surviving Corporation at Surviving Corporation’s principal place of business.

ARTICLE V

Acquired Corporation duly authorized the Plan and the performance of its terms by all action required by its constituent documents and by the laws of the State of Montana, including adoption of the Plan by Acquired Corporation’s Board of Directors and approval by its shareholders. There were no votes entitled to be cast separately by voting groups.

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ARTICLE VI

Surviving Corporation duly authorized the Plan and the performance of its terms by all action required by each of its respective constituent documents and by the laws of the State of Delaware. Pursuant to Section 253 of Delaware General Corporation Law, shareholders of the Surviving Corporation were not entitled to vote on the merger.

ARTICLE VII

Surviving Corporation will be responsible for the payment of all fees and franchise taxes as required by law in connection with the adoption of the Plan and the filing of these Articles. In the event that such fees and franchise taxes are not timely paid, Surviving Corporation will be obligated to pay such fees and franchise taxes as required by law.

ARTICLE VIII

The merger contemplated by these Articles shall be effective at 11:59 p.m. (MST) on June 11, 2014.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the undersigned has caused these Articles of Merger to be executed on June 11, 2014.

EMERALD OIL, INC.,
a Montana Corporation

By:	/s/ Paul Wiesner
Paul Wiesner
Chief Financial Officer

EMERALD OIL, INC.,
a Delaware Corporation

By:	/s/ Paul Wiesner
Paul Wiesner
Chief Financial Officer

[Signature Page To Articles Of Merger]

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EXHIBIT A

AGREEMENT AND PLAN OF MERGER

Emerald Oil, Inc. - Articles of Merger